Exhibit 99.2

Longeveron Announces Potential Biomarker Correlating with Lomecel-B Bioactivity.

•	Lomecel-B significantly decreased biomarker Tie-2 in Aging Frailty subjects at 270 days compared to placebo

•	Significant, dose-dependent decrease in Tie-2 at Day 270

•	Oral presentation today at the International Conference for Frailty & Sarcopenia Research

Miami, FL – September 29th, 2021 – Longeveron Inc. (NASDAQ: LGVN) ("Longeveron" or "Company"), a clinical stage biotechnology company developing cellular therapies for chronic aging-related and life-threatening conditions, announced preliminary top line results from ongoing biomarker analysis from the Company’s Phase 2b trial of Lomecel-B investigational cell therapy in Aging Frailty subjects.

Biomarker analysis, which is considered exploratory in this trial, revealed that administration of Lomecel-B was associated with a statistically significant reduction in serum levels of soluble TIE-2 (sTIE-2) in a dose-dependent fashion at Day 270 compared to placebo. The levels fell by -243.13 ± 1073.21 pg/mL for the combined Lomecel-B arms (95% CI -519.69, -93.61; p=0.0051) at 270 days as compared to an increase of 356.03 ± 1018.95 pg/mL in the placebo group (95% CI -4.06, 786.87; p=0.0524). The difference between the placebo and high dose Lomecel-B (200 million cells) is -936.85 pg/mL (95% CI -1640.27, -233.43; p=0.0095). It is known that reductions in sTIE-2 correlate with anti-inflammatory and pro-vascular effects [1, 2], while elevated levels of sTIE2 have been observed in patients with peripheral arterial disease (PAD) [3].

TIE-2 is a cell surface receptor tyrosine kinase that can activate biochemical pathways to promote vascular (blood vessel) health [1, 2, 4]. This receptor is present on cells that line blood vessels, and protects against vascular leakage and inflammation [5, 6]. However, TIE-2 can be cleaved from the cell surface, which increases the levels of sTIE-2 in the blood stream [7]. As such, increased levels of sTIE-2 in the blood stream may be indicative of poor vascular health [3] and endothelial dysfunction [8, 9]. Since poor vascular health and endothelial dysfunction are associated with the onset and development of frailty in older adults [10, 11], the finding that Lomecel-B can reduce sTIE-2 suggests that improving vascular and endothelial function may be a potential mechanism of action of this product. This is the first time that a cell therapy has been associated with a reduction in sTIE-2 in the blood stream.

The Company plans to further explore the Tie-2 changes in additional subject populations with Aging Frailty.

Virtual Presentation

Jorge Ruiz, M.D., Associate Director for Clinical Affairs at the Geriatric Research, Education and Clinical Center (GRECC), Miami Veterans Affairs Healthcare System, and lead investigator in the trial, will present the results from the trial titled: A Phase 2b, Randomized, Blinded and Placebo-Controlled Trial to Evaluate the Safety and Efficacy of Lomecel-B Infusion in Patients With Aging Frailty (the “Phase 2b trial”) at the 2021 11th Annual International Conference for Frailty & Sarcopenia (ICFSR).

Today’s slide deck will be available on the Company’s “Events & Presentations” page and the webcast of the presentation will be made available on the Company’s website after the conference.

About the Phase 2b Trial

The Phase 2b trial, which was partially funded by a Small Business Innovation Research (SBIR) grant from the National Institute on Aging (NIA), evaluated the safety and efficacy of a single peripheral intravenous infusion of four different doses of Lomecel-B cell therapy (25 million (n=37), 50 million (n=31), 100 million (n=34) and 200 million (n=16) cells. The primary objective of the study was to assess the effect of Lomecel-B treatment on exercise tolerance and endurance via the six-minute walk test (6MWT).

•	Results showed that frail subjects (average age of 75.2 years) with impaired mobility could walk nearly 50 meters further 180 days after a single infusion of Lomecel-B (200 million Lomecel-B group; p=0.0065). This increase persisted through 270 days (200 million Lomecel-B group change from baseline 47.9 meters; p=0.0115, and p=0.0077 compared to placebo). By comparison, the placebo-treated subjects change from baseline at 180 days and 270 days was 8.0 meters (p=0.5371) and -15.5 meters (p=0.2728), respectively. Additionally, results showed a clear, statistically significant dose-response curve at day 180 using the 6MWT endpoint.

References

1.	Ghosh, C.C., et al., Gene control of tyrosine kinase TIE2 and vascular manifestations of infections. Proc Natl Acad Sci U S A, 2016. 113(9): p. 2472-7.

2.	Han, S., et al., Amelioration of sepsis by TIE2 activation-induced vascular protection. Sci Transl Med, 2016. 8(335): p. 335ra55.

3.	Findley, C.M., et al., Plasma levels of soluble Tie2 and vascular endothelial growth factor distinguish critical limb ischemia from intermittent claudication in patients with peripheral arterial disease. J Am Coll Cardiol, 2008. 52(5): p. 387-93.

4.	Maisonpierre, P.C., et al., Angiopoietin-2, a natural antagonist for Tie2 that disrupts in vivo angiogenesis. Science, 1997. 277(5322): p. 55-60.

5.	Augustin, H.G., et al., Control of vascular morphogenesis and homeostasis through the angiopoietin-Tie system. Nat Rev Mol Cell Biol, 2009. 10(3): p. 165-77.

6.	Kelly-Goss, M.R., et al., Dynamic, heterogeneous endothelial Tie2 expression and capillary blood flow during microvascular remodeling. Sci Rep, 2017. 7(1): p. 9049.

7.	Reusch, P., et al., Identification of a soluble form of the angiopoietin receptor TIE-2 released from endothelial cells and present in human blood. Angiogenesis, 2001. 4(2): p. 123-31.

8.	Idowu, T.O., et al., Identification of specific Tie2 cleavage sites and therapeutic modulation in experimental sepsis. Elife, 2020. 9.

9.	Thamm, K., et al., Molecular Regulation of Acute Tie2 Suppression in Sepsis. Crit Care Med, 2018. 46(9): p. e928-e936.

10.	Alonso-Bouzon, C., et al., Association between endothelial dysfunction and frailty: the Toledo Study for Healthy Aging. Age (Dordr), 2014. 36(1): p. 495-505.

11.	Amarasekera, A.T., et al., Does vascular endothelial dysfunction play a role in physical frailty and sarcopenia? A systematic review. Age Ageing, 2021. 50(3): p. 725-732.

About Lomecel-B

Lomecel-B is a proprietary allogeneic product comprised of medicinal signaling cells (MSCs) from the bone marrow of adult donors and culture-expanded in Longeveron’s current good manufacturing practice (cGMP) cell processing facility.

About Longeveron Inc.

Longeveron is a clinical stage biotechnology company developing cellular therapies for specific aging-related and life-threatening conditions. The Company’s lead investigational product is the LOMECEL-B™ cell-based therapy product (“Lomecel-B”), which is derived from culture-expanded medicinal signaling cells (MSCs) that are sourced from bone marrow of young, healthy adult donors. Longeveron believes that by using the same cells that promote tissue repair, organ maintenance, and immune system function, it can develop safe and effective therapies for some of the most difficult disorders associated with the aging process and other medical disorders. Longeveron is currently sponsoring Phase 1 and 2 clinical trials in the following indications: Aging Frailty, Alzheimer’s disease, the Metabolic Syndrome, Acute Respiratory Distress Syndrome (ARDS), and hypoplastic left heart syndrome (HLHS). The Company’s mission is to advance Lomecel-B and other cell-based product candidates into pivotal Phase 3 trials, with the goal of achieving regulatory approvals, subsequent commercialization, and broad use by the healthcare community. Additional information about the Company is available at https://www.longeveron.com/.

Forward-Looking and Other Statements

Certain statements in this press release that are not historical facts are forward-looking statements that reflect management's current expectations, assumptions, and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as "believe," "expects," "may," "looks to," "will," "should," "plan," "intend," "on condition," "target," "see," "potential," "estimates," "preliminary," or "anticipates" or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances, or effects. Moreover, forward-looking statements in this release include, but are not limited to, statements about the ability of our clinical trials to demonstrate safety and efficacy of our product candidates, and other positive results; the timing and focus of our ongoing and future preclinical studies and clinical trials; the size of the market opportunity for our product candidates, the beneficial characteristics, safety, efficacy and therapeutic effects of our product candidates; our ability to obtain and maintain regulatory approval of our product candidates, our plans and ability to obtain or protect intellectual property rights, including extensions of existing patent terms where available and our ability to avoid infringing the intellectual property rights of others. Further information relating to factors that may impact the Company's results and forward-looking statements are disclosed in the Company's filings with the SEC. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact:

Brendan Payne

Stern Investor Relations

212-698-8695

brendan.payne@sternir.com

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